Exhibit 3.18
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEW WORLD RESTAURANT GROUP, INC.
NEW WORLD RESTAURANT GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That at a meeting of the Board of Directors of NEW WORLD RESTAURANT GROUP, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, That the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article thereof numbered “FIRST” so that, as amended said first paragraph of said Article shall be and read as follows:
FIRST: The name of the Corporation is Einstein Noah Restaurant Group, Inc. (the Corporation).
SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of May, 2007.
NEW WORLD RESTAURANT GROUP, INC.
By: /s/ Paul J. B. Murphy, III
Paul J. B. Murphy, III
President and Chief Executive Officer